Salarius Pharmaceuticals, Inc.

Certificate of Designation of Preferences, Rights and Limitations
of
Series B Non-Voting Convertible Preferred Stock

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Mark J. Rosenblum, does hereby certify that:
1.    He is the Executive Vice President Finance and Chief Financial Officer, of Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”).
2.    The Corporation is authorized to issue 10,000,000 shares of preferred stock, none of which are issued and outstanding.
3.    The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):
Whereas, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;
Whereas, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and
Whereas, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a new series of the preferred stock, which shall consist of up to [___] shares of the preferred stock which the Corporation has the authority to issue, as follows:
Now, Therefore, Be It Resolved, that the Board of Directors does hereby provide for the issuance of a new series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:
TERMS OF SERIES B PREFERRED STOCK
Section 1.Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Adjustment Termination Date” shall have the meaning set forth in Section 7(e).

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“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).
“ATM Program” means that certain At the Market Offering Agreement, dated February 5, 2021 between the Corporation and Ladenburg Thalmann & Co., Inc.
“Automatic Conversion” shall have the meaning set forth in Section 6(e).
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time shares of the Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“Conversion Approval Date” shall have the meaning set forth in Section 6(c)
“Conversion Notice” shall have the meaning set forth in Section 6(d)
“Conversion Ratio” shall have the meaning set forth in Section 6(b).
“Conversion Restriction” shall have the meaning set forth in Section 6(f).
“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of the Preferred Stock in accordance with the terms hereof.
“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(e).
“Drawdown Proceeds” shall have the meaning set forth in Section 8(a).
“ELOC” means that certain equity line of credit pursuant to the Securities Purchase Agreement, dated as of December 12, 2024 by and between the Corporation and C/M Capital Master Fund, LP.
“Exempt Issuance” means the issuance of (a) shares of Common Stock, options, restricted stock units or other equity awards to employees, officers or directors of the Corporation pursuant to

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any stock or option plan or any other equity award plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose and (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Merger Agreement, provided that such securities have not been amended since the date of the Merger Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities.
“Fundamental Transaction” shall have the meaning set forth in Section 7(d).
“Holder” shall have the meaning given such term in Section 2.
“Junior Securities” means collectively, the Common Stock and each other class or series of capital stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation.
“Liquidation” shall have the meaning set forth in Section 5.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated January 10, 2025, by and among Salarius Pharmaceuticals, Inc., Decoy Therapeutics MergerSub I, Inc., Decoy Therapeutics MergerSub II, LLC and Decoy Therapeutics, Inc., as amended from time to time.
“Nasdaq Conversion Condition” means the occurrence of the following: the Corporation shall have applied for and been approved for initial listing on the Nasdaq Stock Market or another national securities exchange.
“Optional Conversion” shall have the meaning set forth in Section 6(c).
“Original Issuance Date” means the date of the “Closing” as defined in the Merger Agreement.
“Parity Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Redemption Price” shall have the meaning set forth in Section 8(c).
“Registration Statement” means a registration statement that registers the resale of the Conversion Shares of the Holders, who shall be named as “selling stockholders” therein.
“S-1 Financing” shall have the meaning set forth in Section 7(e).

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series B Preferred Stock” shall have the meaning set forth in Section 2.
“Share Cap” means zero (0) shares of Common Stock.
“Stockholder Approval” means the stockholder approval contemplated by Nasdaq listing rule 5635 (or its successor) with respect to the issuance of shares of Conversion Shares in excess of the limitations imposed by such rule.
“Subsidiary” means any direct or indirect subsidiary of the Corporation formed or acquired before or after the date of the Merger Agreement.
“Subsequent Financing” shall have the meaning set forth in Section 7(e).
“Successor Entity” shall have the meaning set forth in Section 7(d).
“Trading Day” means a day on which the principal Trading Market is open for business.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, an OTC market place or the OTC Markets (or any successors to any of the foregoing).
“Transaction Documents” means the Merger Agreement, this Certificate of Designation and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.
“Transfer Agent” means American Stock Transfer and Trust Company, LLC, the current transfer agent for the Common Stock, and any successor transfer agent of the Corporation.
Section 2.Designation, Amount and Par Value. The series of preferred stock of the Corporation shall be designated as the Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be up to [____] (which shall not be subject to increase without the written consent of the holders (each, a “Holder” and collectively, the “Holders”) of a majority of the then outstanding shares of the Series B Preferred Stock). Each share of the Series B Preferred Stock shall have a par value of $0.0001 per share.

Section 3.Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series B Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of shares of the Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of the Series B Preferred Stock; and the Corporation shall pay no dividends (other than dividends in the form of the Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

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Section 4.Voting Rights. Except as otherwise provided herein or as otherwise required by the Delaware General Corporation Law, the Series B Preferred Stock shall have no voting rights. However, as long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Preferred Stock, (a) (i) alter, amend or modify the preferences, privileges or rights given to the Series B Preferred Stock, (ii) alter or amend this Certificate of Designation, or (iii) amend or repeal any provision of, or add any provision to, the certificate of incorporation or bylaws of the Corporation, or file any certificate of amendment or certificate of designations of preferences, limitations and relative rights of any series of the Series B Preferred Stock, if such action would adversely alter or change the powers, preferences or rights of the Series B Preferred Stock in a manner materially different than the effect of such actions on the Common Stock (regardless, in the case of clause (i), (ii) or (iii), of whether any of the foregoing actions shall be by means of amendment to the certificate of incorporation of the Corporation or by merger, consolidation or otherwise), (b) issue further shares of the Series B Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of the Series B Preferred Stock; (c) authorize, create or issue classes or series of equity securities other than Junior Securities; (d) authorize, create and/or issue any funded indebtedness (other than indebtedness already incurred); (e) sell or transfer, other than in the ordinary course of its business, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of the Corporation’s assets or (f) enter into any agreement with respect to any of the foregoing.

Section 5.Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of shares of capital stock of the Corporation ranking senior to the Series B Preferred Stock upon liquidation, pari passu with the holders of any Parity Securities by reason of their ownership thereof, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per share equal to the amount per share in cash payable to the Holder if the shares of Series B Preferred Stock were converted immediately prior to the Liquidation into shares of Common Stock.

Section 6.Conversion.

(a)Initial Conversion Limitation. The Series B Preferred Stock shall only be convertible for Conversion Shares upon receipt of the Stockholder Approval and the satisfaction of the Nasdaq Conversion Condition. Except pursuant to Section 6(c) and 6(f) hereof, the Series B Preferred Stock shall not be convertible at the option of the Holder. Shares of the Series B Preferred Stock converted into shares of the Common Stock in accordance with the terms hereof shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Preferred Stock.
(b)Conversion Ratio. The “Conversion Ratio” for each share of Series B Preferred stock shall be 1,000 shares of Common Stock issuable upon the Conversion of each share

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of Series B Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.

(c)Optional Conversion. On the first Trading Day after the later of the day on which (i) the Corporation obtains the Stockholder Approval, or (ii) the Nasdaq Conversion Condition is satisfied (the “Conversion Approval Date”), each Holder shall be entitled, at its option, at any time and from time to time, to convert all or any such shares of Series B Stock into such number of shares of Common Stock as determined by the Conversion Ratio then in effect, subject to the Beneficial Ownership Limitation (the “Optional Conversion”).
(d)Exercise of Conversion. In order to exercise the conversion rights set forth in Section 6(c) above, the holder of any share of Series B Preferred Stock shall, (i) provide written notice (a “Conversion Notice”) to the Corporation at any office or agency of the Corporation maintained for such purpose, that the Holder elects to convert all such shares of Series B Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted and (ii) if such Holder’s shares are certificated, surrender the certificate evidencing such share of Series B Preferred Stock, duly endorsed or assigned to the Corporation in blank, at such office or agency. The Conversion Notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued. Not later than three (3) Trading Days after the date of the Conversion Notice is delivered to the Corporation, the Corporation shall (A) deliver, or cause to be delivered, to the converting Holder a book-entry statement evidencing the number of Conversion Shares being acquired upon the optional Conversion or (B) in the case of an election for Deposit Withdrawal Agent Commission system (a “DWAC Delivery”) (which shall be available if, and only if, on the date of the optional Conversion neither restrictive legends nor trading restrictions are then required by the Merger Agreement or applicable law), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with the Depository Trust Company (“DTC”) through its DWAC system.
(e)Automatic Conversion. Notwithstanding anything herein to the contrary, on the one-year anniversary of the Conversion Approval Date, all outstanding shares of the Series B Preferred Stock shall, without any further action by Holders and whether or not any certificates representing such shares are surrendered to the Corporation or the Transfer Agent, automatically be converted into such number of shares of Common Stock as determined by the Conversion Ratio, subject to the Beneficial Ownership Limitation (the “Automatic Conversion”). On the date of such Automatic Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that any certificates representing such shares of the Series B Preferred Stock shall not have been surrendered at the office of the Corporation or that any such certificates evidencing such Conversion Shares shall not then be actually delivered to such Holder. Provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer program (and subject to Section 6(g)(i)), the Holder may provide written notice to the Corporation that the applicable Conversion Shares be credited to the account of the Holder’s prime broker with DTC through a DWAC Delivery.

(f)Conversion and Issuance Limitations. Unless and until the Stockholder Approval (to the extent and only to the extent required under Nasdaq listing rules) is obtained and the Nasdaq Conversion Condition has been satisfied, the Holder shall not have the right to acquire

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shares of Common Stock issuable upon conversion of the Series B Preferred Stock, and the Corporation shall not be required to issue shares of Common Stock issuable upon conversion of the Series B Preferred Stock in excess of the Share Cap (the “Conversion Restriction”). Any purported delivery of shares of Common Stock upon conversion of any Series B Preferred Stock will be void and have no effect to the extent, and only to the extent, that such delivery would result in issuance of shares of Common Stock in violation of the listing rules of Nasdaq.

(g)Mechanics of Conversion.

(i)Delivery of Book-Entry Statement Upon Conversion. Not later than three (3) Trading Days after the date of the respective Optional Conversion or Automatic Conversion, the Corporation shall (A) deliver, or cause to be delivered, to the converting Holder a book-entry statement evidencing the number of Conversion Shares being acquired upon the respective Optional Conversion or Automatic Conversion or (B) in the case of an election for DWAC Delivery (which shall be available if, and only if, on the date of the Automatic Conversion neither restrictive legends nor trading restrictions are then required by the Merger Agreement or applicable law), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system.

(ii)Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock and payment of dividends on the Series B Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series B Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Merger Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of the Series B Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of the Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement.

(iii)Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(iv)Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of shares of the Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such

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shares of the Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(h)Conversion and Issuance Limitations. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to a conversion, such Holder (together with any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to the conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6(h), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within three Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at 4.99% of the then issued and outstanding shares of the Common Stock after giving effect to the issuance of shares of Common Stock (to the extent permitted pursuant to this section). Provided that, the Holder may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon 61 days’ prior written notice to the Corporation; provided, that for the avoidance of doubt, the Beneficial Ownership Limitation in no event will exceed 19.99% of the number of shares of the Common

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Stock outstanding immediately after giving effect to the issuance of shares of Common Stock and the provisions of this Section 6(h) shall continue to apply.

Section 7.Certain Adjustments.

(a)Stock Dividends and Stock Splits. If the Corporation, at any time while shares of the Series B Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of the Common Stock on shares of the Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of the Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, shares of the Series B Preferred Stock), (ii) subdivides outstanding shares of the Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of the Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of the Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of the Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of the Common Stock acquirable upon complete conversion of such Holder’s shares of the Series B Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c)Pro Rata Distributions. During such time as shares of the Series B Preferred Stock are outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of the Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of shares of the Series B Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of the Common Stock acquirable

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upon complete conversion of shares of the Series B Preferred Stock (without regard to any limitations on conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of the Common Stock are to be determined for the participation in such Distribution.

(d)Fundamental Transaction. If, at any time while shares of the Series B Preferred Stock are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of the Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination and not including any of the transactions contemplated by the Merger Agreement) (each a “Fundamental Transaction”), then, upon any subsequent conversion of shares of the Series B Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of the Common Stock for which shares of the Series B Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of the Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of the Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of the Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new Series B Preferred Stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such Series B Preferred Stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation

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is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for shares of the Series B Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to shares of the Series B Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of the Common Stock acquirable and receivable upon conversion of shares of the Series B Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of the Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of shares of the Series B Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.
(e)Subsequent Equity Sales. If the Corporation, at any time while the Preferred Stock is outstanding, but prior to the Adjustment Termination Date as defined below, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock in an offering or series of offerings of at least $2,000,000 in gross proceeds (a “Subsequent Financing”) at a weighted average effective price per share of less than the price per share offered to the public pursuant to that certain Registration Statement on Form S-1 originally filed with the SEC on January 21, 2025 (file no. 333-284368)(the “S-1 Financing”), then the Conversion Ratio shall be reset such that each Preferred Share shall be convertible into such number of Common Shares equal to the product of 1,000 multiplied by a fraction, the numerator of which is (x) the per share offering price in the S-1 Financing and the denominator of which is (y) the weighted average effective per share offering price in the Subsequent Financing. Notwithstanding the foregoing, no adjustment will be made under this Section 7(e) in respect of an Exempt Issuance. The Corporation shall notify the Holders in writing, no later than two (2) Trading Days following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(e), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(e), upon the occurrence of any Dilutive Issuance, the Holders are entitled to the adjustment to the Conversion Ratio set forth in this Section 7(e). Notwithstanding the foregoing, no further adjustments to the Conversion Ratio

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shall be made pursuant to this Section 7(e) on the date that is the one-year anniversary of the Original Issuance Date (the “Adjustment Termination Date”).

(f)Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of the Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of the Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8.Redemption.
(a)Mandatory Redemption. Fifty percent (50%) of the net proceeds received by the Corporation from any future drawdowns and/or sales under the Corporation’s ATM Program or ELOC (“Drawdown Proceeds”) shall be used to redeem outstanding shares of Series B Preferred Stock at the Redemption Price (as defined below) until all Series B Preferred Stock is fully redeemed. Any redemption resulting from Drawdown Proceeds shall be pro rata among all holders of Series B Preferred Stock.
(b)Optional Redemption. The Corporation shall have the option to redeem all or any portion of the outstanding Series B Preferred Stock at any time following the Closing under the Merger Agreement upon seven (7) day notice to the Holders.
(c)Redemption Price. The redemption price per share of Series B Preferred Stock under this Section 8 shall be the lower of: (i) the price per share offered to the public pursuant to the S-1 Financing multiplied by 1,000, or (ii) the product of 1,000 multiplied by the weighted average effective per share offering price of the Drawdown Proceeds, provided that Exempt Issuances shall not be included in the calculation of the weighted average effective per share offering price in a Subsequent Financing (such amount, the “Redemption Price”); provided, that no further adjustments to the Redemption Price shall be made following the Conversion Approval Date.
(d)Redemption Process. If shares of Series B Preferred Stock are to be redeemed pursuant to this Section 8, the notice of redemption shall be given by first class mail to the holders of record of Series B Preferred Stock to be redeemed, mailed not less than 5 days nor more than 10 days prior to the date fixed for redemption thereof. Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by a holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where the certificates evidencing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price (if any). In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the shares of Series B Preferred Stock to be redeemed shall be selected on a pro rata basis among all holders of Series B Preferred Stock.

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Section 9.Miscellaneous.
(a)Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 2450 Holcombe Blvd., Suite X, Houston, Texas 77021, Attention: Chief Financial Officer, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address, facsimile number or address of such Holder appearing on the books of the Corporation, or if no such email address, facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Merger Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email to the email address referred to in this Section, (ii) the date of transmission, if such notice or communication is delivered via facsimile to the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (iii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile to the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iv) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

(b)Book-Entry; Certificates. The Series B Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of the Series B Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of the Series B Preferred Stock. To the extent that any shares of the Series B Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

(c)Lost or Mutilated Series B Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of the Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d)Governing Law.

(i)All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each of the Corporation and each Holder agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates,

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directors, officers, shareholders, employees or agents) shall be commenced in Court of Chancery of the State of Delaware. Each of the Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Chancery Courts, or such Delaware Chancery Courts are improper or inconvenient venue for such proceeding. Each of the Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.

(ii)Each of the Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest

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due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i)Status of Converted or Redeemed Series B Preferred Stock. Shares of the Series B Preferred Stock may only be issued pursuant to the Merger Agreement. If any shares of the Series B Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Preferred Stock.

(j)Trading Market Compliance. Notwithstanding any other provision of this Certificate of Designation, the Corporation will not take any action or be required to take any action contemplated by the terms and conditions set forth in this Certificate of Designation that would violate applicable rules and regulations of the Trading Market on which the Corporation’s securities are listed.

Section 10.Fractional Shares. Series B Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Series B Preferred Stock.
Section 11.No Shorting. Holder will not, and will not cause any of its Affiliates to, enter into or effect any “short sale” of the Common Stock of the Corporation or hedging transaction which establishes a net short position with respect to the Common Stock of the Corporation.
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Resolved, Further, that the Chairman, the president or any vice-president of the Corporation be and hereby is authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.
In Witness Whereof, the undersigned have executed this Certificate of Designation this [_][th] day of [____], 2025.

Name:    Mark J. Rosenblum
Title:    Executive Vice President Finance and Chief Financial Officer

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